News Release

NYSE: WMB

Date:      Feb. 25, 2004

Williams and California Utilities Reach Agreement on Settlement Terms

     TULSA, Okla. – Williams (NYSE:WMB) today announced it has reached agreement on terms to settle with two California utilities resolving outstanding disputes, including refund liability, related to natural gas and power markets in 2000 and 2001.

     The expected earnings impact of the settlement with Pacific Gas and Electric Company and Southern California Edison Company was reflected in Williams’ fourth-quarter 2003 financial results.

     Upon the filing of definitive agreements, the settlement will be subject to approval by the Federal Energy Regulatory Commission, the California Public Utilities Commission and U.S. Bankruptcy Court (PG&E).

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Brad Church Williams (media relations) (918) 573-3332

Travis Campbell Williams (investor relations) (918) 573-2944

Courtney Baugher Williams (investor relations) (918) 573-5768

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.